Exhibit 99.1

Press Release

Hanger Orthopedic Group, Inc. announces name change to Hanger, Inc.

Austin, TX, June 8, 2012 — Hanger Orthopedic Group, Inc. (NYSE: HGR) today announced it has changed its name to Hanger, Inc., effective immediately.    The company’s NYSE stock symbol, HGR, remains unchanged.  The company’s stockholders approved the name change at the company’s Annual Meeting of Stockholders on May 10, 2012.

“Hanger has grown and evolved over the years from solely an orthotic and prosthetic patient care company to one of the leading clinical authorities in the provision of integrated rehabilitative solutions with a full range of services and products,” said Hanger President and Chief Executive Officer Vinit K. Asar.  “When you consider our continuing disciplined diversification strategy, our former company name was limiting.  Having just celebrated our 150th anniversary, the timing is right to position the company for the future, while continuing to emphasize the innovative legacy of our namesake, Mr. James Edward Hanger, the first amputee of the American Civil War.”

The name change is one aspect of a larger branding initiative that has been in development for more than two years for Hanger and its patient care business.  In 2010, Hanger commenced a strategic branding effort that included partnering with external experts to conduct extensive research with nearly 1,000 internal and external stakeholders. The methodology consisted of market and internal analyses, focus groups, surveys, and one-on-one interviews with patients and customers, referral sources, industry thought leaders, investors, payers, and competitors.   In addition, this initiative has also led to the rebranding of Hanger’s core patient care business from Hanger Prosthetics & Orthotics to Hanger Clinic.

Unveiled on February 1, 2012 at its Annual Hanger Education Fair and National Meeting in Las Vegas, Nevada, the new brand identity includes new names, logos, designs, and communications across Hanger’s various businesses and throughout Hanger Clinic’s more than 700 clinics nationwide.

Media Note: High resolution photographs, b-roll footage, and new company logos available for download and use here: https://www.box.com/s/4spxu5l0napa0jvsk81b

About Hanger — Hanger, Inc., headquartered in Austin, Texas, is the world’s premier provider for services and products that enhance human physical capability.  Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger is steeped in 150 years of clinical excellence and innovation.  Hanger provides orthotic and prosthetic patient care services, distributes O&P devices and components and provides therapeutic solutions to the broader post-acute market.  Hanger is the largest owner and operator of orthotic and prosthetic patient care centers with in excess of 700 O&P patient care clinics located in 45 states and the District of Columbia.  Hanger, through its subsidiary Southern Prosthetic Supply, Inc, is also the largest distributor of branded and private label O&P devices and components in the United States.  Hanger provides therapeutic solutions through its subsidiaries Innovative Neurotronics and Accelerated Care Plus.  Innovative Neurotronics introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.  Accelerated Care Plus is a developer of specialized rehabilitation technologies and the nation’s leading provider of evidence-based clinical programs for post-acute rehabilitation serving more than 4,000 long-term care facilities and other sub-acute rehabilitation providers throughout the U.S.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.                 ###